UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2020

Verrica Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38529	46-3137900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 North High Street, Suite 200 West Chester, PA	19380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 453-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	VRCA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Gary Goldenberg as Chief Medical Officer and Resignation from Board of Directors

On July 23, 2020, Verrica Pharmaceuticals Inc. (the “Company”) announced that Gary Goldenberg would be replacing Patrick Burnett as the Company’s Chief Medical Officer, effective August 1, 2020. In connection with Dr. Goldenberg’s appointment as the Company’s Chief Medical Officer, on July 22, 2020, Dr. Goldenberg notified the Company of his decision to resign from the Company’s board of directors (the “Board”) and the Company’s audit committee, compensation committee, and nominating and corporate governance committee, also effective August 1, 2020.

Appointment of Lawrence Eichenfield to Board of Directors

On July 22, 2020, the Board approved the appointment of Lawrence Eichenfield to serve as a director of the Company, as a member of the Company’s audit committee and compensation committee, and as the chair of the Company’s nominating and corporate governance committee, effective August 1, 2020. Dr. Eichenfield will serve as a Class II director whose term will expire at the 2023 annual meeting of stockholders.

There is no arrangement or understanding between Dr. Eichenfield and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Dr. Eichenfield and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Dr. Eichenfield requiring disclosure under Item 404(a) of Regulation S-K. Additional information about Dr. Eichenfield is set forth below:

Lawrence Eichenfield, age 62, has been the chief of pediatric and adolescent dermatology at Rady Children’s Hospital-San Diego since 1991, as well as vice chair of the Department of Dermatology and a professor of dermatology and pediatrics at UC San Diego School of Medicine since 2009. He served as President of the Society for Pediatric Dermatology in 2002-3, on the board of the American Academy of Dermatology from 2005 to 2009, and served as chair for the 69th Annual Meeting of the American Academy of Dermatology. He is a co-Founder and former Chair of the Pediatric Dermatology Research Alliance (PeDRA), a collaborative research network, and a founding board member and past-president of the American Acne and Rosacea Society. He served as Editor-in-Chief of Pediatric Dermatology for 12 years and serves on the editorial boards of multiple journals and periodicals. Dr. Eichenfield earned his medical degree from Mount Sinai School of Medicine in New York, was a pediatric resident and chief resident at Children’s Hospital of Philadelphia, and completed dermatology training at the hospital of the University of Pennsylvania. He is board certified in pediatrics, dermatology and pediatric dermatology. He has been honored as a member of the Alpha Omega Alpha Honor Society during medical school, and as a recipient of multiple clinical excellence and teaching awards from the Children’s Hospital of Philadelphia, UC San Diego Pediatrics, UC San Diego Dermatology and Rady Children’s Hospital-San Diego.

In accordance with the Company’s non-employee director compensation policy, upon commencement of his service as a director, Dr. Eichenfield will be granted an initial option grant to purchase 17,502 shares of the Company’s common stock under its Non-Employee Director Compensation Policy, with one-third of the shares vesting on the first anniversary of the date of grant and the remaining shares vesting in 24 equal monthly installments thereafter, subject to his continued service as a director through the applicable vesting date. Additionally, Dr. Eichenfield will be entitled to receive a $40,000 annual retainer for his service as director, a $10,000 annual retainer for his service as the chair of our nominating and corporate governance committee, a $5,000 annual retainer for his service as a member of our compensation committee and a $5,000 annual retainer for his service as a member of our audit committee. At each annual stockholder meeting following which Dr. Eichenfield’s term as a director continues, Dr. Eichenfield will be entitled to receive an additional stock option to purchase 5,834 shares of the Company’s common stock, which option will vest and become exercisable in 12 equal monthly installments following the date of grant and in any event will be fully vested on the date of the next annual meeting of stockholders, subject to his continued service as a director though the applicable vesting date. Dr. Eichenfield has also entered into the Company’s standard form of indemnification agreement.

Item 7.01 Regulation FD Disclosure.

On July 23, 2020, the Company issued a press release announcing the drug development management changes and the appointment of Dr. Eichenfield to the Board. Copies of the press releases are furnished herewith as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibits 99.1 and 99.2, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall the information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press release, dated July 23, 2020.

99.2	Press release, dated July 23, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verrica Pharmaceuticals Inc.

Date: July 23, 2020	/s/ A. Brian Davis
A. Brian Davis
Chief Financial Officer